Exhibit 99.1


              Metris to Make $50 Million Prepayment on Senior Notes

MINNETONKA, Minn. (January 25, 2005) - Metris Companies Inc. (NYSE: MXT) announced today that it has notified the Trustee of its unsecured 10 1/8% senior notes, which are due July 2006, that Metris intends to make an optional principal prepayment of $50 million. The payment is expected to be made on Thursday, February 24, 2005. Metris will also pay a call premium of 2.531% of the principal prepaid, or $1,265,500, to the holders of the notes. The remaining principal outstanding on the original unsecured senior notes will be $100 million as a result of this prepayment.

This is the third prepayment of corporate debt Metris has announced in the past three months. The Company made a $50 million prepayment on November 23, 2004, and a $25 million prepayment on December 22, 2004 of its senior secured credit agreement maturing in 2007.

Metris announced the sale of $52.8 million of Double B rated asset-backed securities last week, priced at one-month LIBOR plus 325 basis points. The proceeds of that sale are being used for this prepayment.

"The call of high-cost corporate debt will reduce our overall net interest costs and reduce our maturity concentration risk in 2006," said Controller Mark Wagener. "We will continue to look for ways to further lower our net interest expense and improve our capital structure during 2005."

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our high liquidity requirement and our need to enter into financing transactions on a regular basis; the risk of reduced funding availability and increased funding costs; the higher delinquency and charge-off rates of our targeted middle-market consumers as compared to higher income consumers; the risk that certain events could result in early amortization (required repayment) of the securities issued by the Metris Master Trust; the risk that the recent improvement in our delinquency and charge-off rates may not continue; the risk that Direct Merchants Bank's regulators could impose additional restrictions that could negatively impact our operations or financial condition, including further restrictions or limitations relating to Direct Merchants Bank's minimum capital and credit loss reserve requirements and its ability to pay distributions to us; risks associated with Direct Merchants Bank's ability to operate in accordance with its regulatory restrictions, including those in its modified operating agreement with the OCC; the risk that we could be required to provide support to Direct Merchants Bank; risks associated with fluctuations in the value of and income earned from our retained interests in securitizations; interest rate risk, including the risk of adverse changes in the interest rates on the funds we borrow and the amounts we loan to our credit card customers; risks associated with the intense competition we face; the effect of laws and regulations that apply to us, or adverse changes in those laws or regulations, including, among others, laws and regulations that limit the fees and charges that we are allowed to impose, regulate our practices for collection and sharing of non-public customer information, govern the sale and terms of products and services we offer and require that we obtain and maintain licenses and qualifications; the risk that we may be adversely affected by litigation involving us, by our ongoing SEC and OCC investigations or by the IRS's examination of our treatment of certain credit card fees as original issue discount; the effects of our previous restatements of our financial results; the impact of recent decisions in the antitrust litigation involving MasterCard(R) and Visa(R) and other industry-wide risks including, among others, the risk of fraud by cardholders and third parties and the risk of decreased consumer acceptance of credit card products; and general economic conditions that can have a negative impact on the performance of credit card loans and the marketing of our credit protection, insurance and other products.

For further information on risks that could impact us and statements in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as amended.

William Houlihan                       Mark Wagener
Chief Financial Officer                Controller
Phone: 952.525.5028                    Phone: 952.358.4585
Fax: 952.593.4733                      Fax: 952.593.4733